Exhibit 10.1

VWR MANAGEMENT SERVICES, LLC

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road, Radnor, PA 19087

July 12, 2023

Brent Jones

Via electronic mail

Dear Brent,

We are pleased to confirm your offer of employment with VWR Management Services, LLC and we are excited to welcome you as a member of our Executive Leadership Team. As used in this offer letter (the “Offer Letter”), “Avantor” or the “Company” shall collectively refer to VWR Management Services, LLC, Avantor, Inc. and all of their various affiliates. This offer is contingent upon your proof of right to work lawfully in the United States, successful completion of your background verification and drug testing, and execution of this Offer Letter.

Avantor reserves the right to make any changes or modifications in the future that it believes is in the best interest of the Company’s business goals and needs, provided that, no such changes or modifications may diminish or limit your rights or expand your obligations hereunder without your written consent.

Position: Executive Vice President, Chief Financial Officer.

Start Date: Your scheduled start date will be August 7, 2023. If for any reason, the first day of employment needs to be altered, it may be done upon written agreement by both parties.

Reporting: You will report solely and directly to the Chief Executive Officer, or in the absence of a Chief Executive Officer to the Board of Directors of Avantor.

Duties: You will serve as a member of Avantor’s Executive Leadership Team. In addition, you will perform such duties, functions and responsibilities during your employment period as reasonably and lawfully directed by the Chief Executive Officer (or Board of Directors of Avantor, as applicable) and commensurate with your position.

During your employment with the Company, you shall devote all of your business time and attention to the business affairs of the Company. You may serve on the board of directors of other entities only as expressly approved in advance by the Chief Executive Officer of Avantor in its discretion.

Office Location: Your role is based in Radnor, Pennsylvania at Avantor’s Headquarters. You are expected to perform work at Avantor’s Headquarters, in accordance with Avantor’s Global Office Policy.

Annual Base Salary: Your pre-tax annualized base salary will be $575,000, paid on a bi-weekly basis. You will be eligible for consideration for a merit increase during the Company’s next annual compensation review process.

Annual Bonus: You will be eligible to participate in Avantor’s 2023 Incentive Compensation Plan (ICP), and future annual incentive plans in which Avantor’s Executive Leadership Team is entitled to participate, with a target bonus of 80% of base salary. The actual bonus is not guaranteed, and the amount may vary based on a number of factors, including overall business results and your individual performance. During your first year of employment, your bonus opportunity will be prorated based on your start date.

Annual Equity Award: Beginning in 2024, you will be included in the population eligible to participate in the annual equity grant process, subject to satisfactory performance, in accordance with Company policy. Your annual equity award target is $2,000,000 and will be allocated in 50% Performance Stock Units, 25% Stock Options, and 25% Restricted Stock Units, or as otherwise approved by Avantor’s Board of Directors. The actual award is not guaranteed, and the amount may vary based on factors, including the performance of the Company and your individual contributions.

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Sign-On Bonus: You will be eligible to receive a one-time sign-on bonus in the pre-tax amount of $200,000, payable to you on the first regular payroll date following thirty (30) days of your start date. You must be employed by the Company on that date to receive payment. In the unlikely event that you voluntarily leave the Company within 12 months of your date of hire, by signing this Offer Letter you agree to reimburse the Company for the full amount of the sign-on bonus. By your acceptance of this offer, you authorize the Company to withhold the full amount of the sign-on bonus from any final pay due to you and to seek any other remedies to recoup the sign-on bonus should you voluntarily leave the Company within 12 months of your date of hire.

Sign-On Equity Award: You will be eligible to receive a new hire equity award, subject to your acceptance of its accompanying terms and conditions. The targeted value of this award is $5,125,000 and will be allocated 50% in Performance Stock Units and 50% in Stock Options.

The Performance Stock Unit award is subject to the attainment of goals over a cumulative three-year performance period (fiscal years 2023 through 2025), as certified and approved by Avantor’s Board of Directors. The Stock Option award will vest 25% each year over four years on each grant date anniversary.

The number of Performance Stock Units and Stock Options to be awarded will be calculated based on the closing price of Avantor’s common stock on your start date in accordance with the Company’s equity valuation practices.

Benefits: You will be eligible to participate in all health and welfare, retirement, and other benefits available to similarly situated employees of Avantor. You will be eligible for eighteen (18) days of paid time off (PTO) per calendar year. Your PTO will be prorated in your first year based on your date of hire. Additionally, you will be eligible for paid Company holidays.

Reimbursement of Legal Fees. As soon as reasonably practicable following delivery to Avantor of reasonable supporting documentation, Avantor will directly pay your legal fees or charges incurred in connection with the negotiation, documentation and implementation of this Offer Letter, up to a maximum of $4,000.

Severance & Restrictive Covenants: You are entitled to severance if your employment with Avantor is terminated for reasons set forth on ANNEX 1 (“Severance & Restrictive Covenants”) attached hereto, and you agree to be subject to restrictions set forth on ANNEX 1, which is a part of this Offer Letter.

Code Section 409A: This Offer Letter will be interpreted to avoid any tax under §409A of the Code. For purposes of §409A, each payment made under this Offer Letter will be treated as a separate payment. With respect to any reimbursements provided under this Offer Letter that are subject to §409A, the amount of expenses eligible for reimbursement during a calendar year cannot affect the expenses eligible for reimbursement in any other calendar year.

This Offer Letter, including the terms and agreements set forth herein as well as all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Offer Letter including the terms and agreements set forth herein may be assigned by Avantor to a person or entity which is a successor in interest to substantially all of the business operations of Avantor, or to a subsidiary or affiliate of Avantor. Upon such assignment, the rights, and obligations of Avantor hereunder shall become the rights and obligations of such subsidiary, affiliate or successor person or entity.

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Please signify your acceptance of this Offer Letter by scanning/emailing a signed/dated copy of this offer letter to my attention.

/s/ Michael Stubblefield	Confirmation of Acceptance:

Michael Stubblefield	/s/ R. Brent Jones
Brent Jones

Date: July 12, 2023

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Annex 1: Severance and Restrictive Covenants

Section 1(a): Severance

If your employment with Avantor is terminated by Avantor without Cause, other than within a two year period following a Change in Control (each as defined in Section 1(b)), you will be entitled to receive (A) an amount equal to your annual base salary then in effect, payable in equal installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination, (B) your target bonus, prorated for the calendar year of such termination, payable in equal installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination, and (C) if you elect to continue to receive Company-sponsored health benefits under COBRA, the Company will pay the employer portion of the monthly premium for yourself and, if applicable, your dependents for a period ending on the earlier of (i) you becoming eligible to receive health benefits from a new employer or (ii) twelve (12) months after such termination. The payments (and benefits) described in the preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release substantially in the form attached to this Offer Letter as ANNEX 2 no later than fifty (50) days after your termination.

If your employment with Avantor or its successor, as applicable, is terminated by you for Good Reason (as defined in Section 1(b)(2)) or by Avantor without Cause within a two year period following a Change in Control, you will be entitled to receive (A) an aggregate amount equal to 1.5 times the sum of (i) your base salary then in effect, plus (ii) your target bonus, for the year of such termination, payable in equal installments on Avantor’s regular payroll dates during a period of twelve (12) months after such termination and (B) if you elect to continue to receive Company-sponsored health benefits under COBRA, the Company will pay the employer portion of the monthly premium for yourself and, if applicable, your dependents for a period ending on the earlier of (i) you becoming eligible to receive health benefits from a new employer or (ii) eighteen (18) months after such termination. The payments (and benefits) described in the preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release substantially in the form attached to this Offer Letter as ANNEX 2 no later than fifty (50) days after your termination. In addition, any obligation hereunder to repay any portion of your Sign-On Bonus shall lapse.

If your employment is terminated by Avantor by reason of your Disability (as defined in Section 1(b)(2)) you will be entitled to any compensation and benefits accrued prior to the termination date, including Avantor’s standard applicable disability insurance benefits in place at the time of your termination.

If your employment with Avantor is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to any compensation and benefits accrued prior to the termination date, including Avantor’s standard applicable life insurance benefits in place at the time of your termination.

If your employment is terminated by you without Good Reason, you will only be entitled to any compensation and benefits accrued prior to the termination date. Any such resignation shall require that written notice be delivered by you to Avantor, via e-mail or certified mail to the Chief Executive Officer and Chief Human Resources Officer, at least ninety (90) calendar days prior to your termination and any failure by you to provide such written notice shall be considered a material breach of this Offer Letter by you.

If your employment is terminated by Avantor for Cause you will only be entitled to any compensation and benefits accrued prior to the termination date.

In the event of a termination of your employment for any reason, you agree to be subject to those restrictions set forth in Section 1(b) of this Annex 1, which are part of this Offer Letter.

Except as provided under this “Severance” section of this Annex 1 you shall not be entitled to any other salary, compensation of any form, or benefits from Avantor after termination of your employment with Avantor, except as otherwise specifically provided for in Avantor’s employee benefit plans or as otherwise expressly required by applicable law.

You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with Avantor for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with Avantor on account of any compensation attributable to any employment subsequent to your employment with Avantor. Subject to the notice requirement(s) as set forth above, either you or Avantor may terminate your employment with Avantor at any time.

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Notwithstanding anything herein to the contrary, if any payments due hereunder would subject you to any tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of your characterization as a “specified employee” of Avantor (within the meaning of Treasury Regulation Section 1.409A-1(i)), then such payments that would otherwise cause such taxation shall be payable in a single lump sum on the first business day that is one hundred eighty (180) days following your “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), and any remaining payments will be made in accordance with the foregoing provisions of this section.

Section 1(b): Restrictive Covenants

1.

Noncompetition, Non-solicitation and non-disparagement. You acknowledge that in the course of your employment with Avantor or any of its Subsidiaries or Affiliates you will become familiar with Avantor’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning Avantor and such Subsidiaries and Affiliates and that your services will be of special, unique, and extraordinary value to Avantor and such Subsidiaries and Affiliates. Therefore, you agree that:

a.

Noncompetition. During the Employment Period and for a period of twelve (12) months thereafter, you shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for or enter into employment with any business that competes with the business that Avantor or any of its Subsidiaries or Affiliates is engaged in at the time of your Separation (the “Business”). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation.

b.

Non-solicitation. During the Employment Period and for a period of twenty-four (24) months thereafter, you shall not directly or indirectly (i) induce or attempt to induce any employee of Avantor or any of its Subsidiaries or Affiliates to leave the employ of Avantor or any such Subsidiary or Affiliate, or in any way interfere with the relationship between Avantor or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of Avantor or any of its Subsidiaries or Affiliates within one hundred eighty (180) days after your date of separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of Avantor or any of its Subsidiaries or Affiliates to cease doing business with Avantor or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Avantor or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which Avantor or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by Avantor or any of its Subsidiaries or Affiliates in the twelve month (12) period immediately preceding your date of separation.

c.

Non-disparagement. During the Employment Period and at any time thereafter, you shall not disparage Avantor or any of its Subsidiaries or Affiliates or any officer, employee, director, shareholder or member of Avantor Subsidiaries or Affiliates.

d.

Enforcement. If, at the time of enforcement of Section 1(b)1 or 1(b)2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 1(b) of this Annex 1. Therefore, in the event a breach or threatened breach of Section 1(b) of this Annex 1, Avantor or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

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e.

Additional Acknowledgments. You acknowledge that the provisions of Sections 1(b)1 and 1(b)2 are in consideration of: (i) employment with Avantor or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this Offer Letter. In addition, you agree and acknowledge that the restrictions contained in Sections 1(b)1 and 1(b)2 do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of Avantor and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal office of Avantor or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that Avantor and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of Avantor’s or any of its Subsidiaries’ or Affiliates’ business and relationships. You agree and acknowledge that the potential harm to Avantor and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1(b)1 and 1(b)2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read Section 1(b) of this Annex 1 and have given careful consideration to the restraints imposed upon you by Section 1(b) of this Annex 1 and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of Avantor and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by Section 1(b) of this Annex 1 is reasonable with respect to subject matter, time period and geographical area.

2.	Definitions.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

“Board” means Avantor’s Board of Directors.

“Cause” means (i) the conviction of, or entry of a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude, or the commission of fraud with respect to Avantor or any of its Subsidiaries or Affiliates or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with fifteen (15) days’ prior written notice and a reasonable opportunity to remedy such failure, (iii) gross negligence or willful misconduct with respect to Avantor or any of its Subsidiaries or Affiliates, or (iv) a material violation of material Company rules or policies. Your cessation of employment shall not be deemed to be for Cause unless and until, if capable of being cured (which for the avoidance of doubt includes clauses (ii) – (iv) herein), the act or omission constituting Cause is not cured within fifteen (15) calendar days following your receipt of written notice regarding such act or omission.

“Change in Control” shall have the meaning ascribed to it in the Avantor, Inc. 2019 Equity Incentive Plan.

“Disability” shall have the meaning ascribed to it in Avantor’s long-term disability policy.

“Employment Period” means the period during which you are employed by Avantor or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Offer Letter or another agreement.

“Good Reason” means, within the two year period following a Change in Control, (i) a material diminution to your base salary, bonus opportunity, authority, duties or responsibilities, (ii) Avantor fails to make any compensatory payment to you when due, which is required to be paid to you pursuant to the Offer Letter, (iii) a relocation of your principal place of employment to a location that is outside a fifty (50) mile radius from your principal place of employment immediately prior to a Change in Control, or (iv) any other action or inaction by Avantor which constitutes a material breach by Avantor of the Offer Letter; provided that, in order for your resignation for Good Reason to be effective, written notice of the occurrence or any event that constitutes Good Reason must be delivered by you to Avantor within ninety (90) calendar days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by Avantor within thirty (30) calendar days after the date of such written notice by you to Avantor.

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“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Separation” means you ceasing to be employed by Avantor or any of its Subsidiaries or Affiliates for any reason.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of Avantor.

3.	Miscellaneous.

a.

Applicable Law. Section 1(b) of this Annex 1 shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

b.

Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the state courts of the Commonwealth of Pennsylvania for the purposes of any suit, action or other proceeding arising out of Section 1(b) of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to Avantor shall be effective service of process in any action, suit or proceeding in the Commonwealth of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of Section 1(b) of this Annex 1 or the transactions contemplated hereby in the United States District Court for the Eastern District of Pennsylvania or the state courts of the Commonwealth of Pennsylvania and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

c.

Additional Agreements. The provisions of this Annex 1 are in addition to, and do not supersede, the provisions of the Personal Services, Confidentiality, and Inventions Agreement between you and Avantor.

d.

MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS OFFER LETTER (INCLUDING AVANTOR) HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS OFFER LETTERT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

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Annex 2: Form of Release of Claims

I, R. Brent Jones, in consideration of and subject to the performance by VWR Management Services, LLC, a Delaware limited liability company (together with its affiliates, the “Company”), of its obligations under the Offer Letter, dated as of July     , 2023 (the “Offer Letter”), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company’s direct or indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.

I understand that any payments or benefits paid or granted to me under the “Severance and Restrictive Covenants” annex of the Offer Letter represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the “Severance and Restrictive Covenants” annex of the Offer Letter unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.

Except as provided in paragraph 4 below and except for the provisions of the Offer Letter which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Offer Letter shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Offer Letter. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

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6.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.

I agree that this General Release and the Offer Letter are confidential and agree not to disclose any information regarding the terms of this General Release or this Offer Letter, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Offer Letter and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Offer Letter, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

8.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the National Association of Securities Dealers, Inc. (NASD), any other self-regulatory organization or governmental entity. Furthermore, nothing in this Offer Letter shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as provided in this paragraph or under applicable law, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or trade secrets, without prior written consent of the Company.

9.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Offer Letter after the date hereof.

10.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

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(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON                          ,              TO CONSIDER IT AND THE CHANGES MADE SINCE THE                          ,              VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	THE CHANGES TO THE OFFER LETTER SINCE , EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF AVANTOR AND BY ME.

DATE:

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